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                               CONSENT AND WAIVER


        THIS CONSENT AND WAIVER is entered into this 18th day of March, 1996 between BENTON OIL AND GAS COMPANY (the "Company") and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY (the "Holder"). The Company and the Holder are parties to a Note Agreement dated as of June 16, 1995 (the "1995 Note Agreement") relating to the issuance and sale by the Company of its 13% Senior Notes due June 30, 2007 in the aggregate amount of $20 million (the "Senior Notes"). As of the date of this Consent and Waiver, Holder is the holder of all of the outstanding Senior Notes.

        The Company has entered into or intends to enter into an agreement with Shell Offshore, Inc. ("Shell"), a draft copy of which has been delivered to Holder (the "Sale Agreement"), to sell substantially all of its United States oil and gas properties (the "U.S. Properties") for a total purchase price of $35,400,000, as adjusted. Such a sale would constitute an Event of Default under the terms of the 1995 Note Agreement. In addition, the Company is evaluating alternatives for the refinancing of the Senior Notes. In connection therewith, the Holder has agreed to waive certain terms of the 1995 Note Agreement and consents to the terms of the Sale Agreement based on the agreements by the Company contained herein.

        NOW, THEREFORE, the parties agree:

        1. Offer of Prepayment. (A) Pursuant to the terms of the Sale Agreement, it is anticipated that the U.S. Properties will be sold on or before April 30, 1996 (the "Sale Date"). In addition, the Company expects to finalize the terms for refinancing the Senior Notes on or before June 30, 1996, and the actual date such financing shall occur is referred to herein as the "Financing Date". Provided that the sale occurs on or prior to the Sale Date, the Company and the Holder agree that in consideration of Holder's waiver and consent set forth in Section 2 below, on the Financing Date, the Company shall prepay the outstanding principal amount due under the 1995 Note Agreement, together with interest accrued to the Financing Date and the Make Whole Amount, as defined in the 1995 Note Agreement. If the sale of the U.S. Properties occurs, failure to pay the principal amount, accrued interest and Make Whole Amount on the Financing Date shall constitute an Event of Default under the terms of the 1995 Note Agreement.

        (B) Section 4B of the 1995 Note Agreement requires that the Company give Holder at least 30 days and no more than 60 days notice prior to prepayment of the Notes. Accordingly, Holder and the Company agree that the notice requirements of Section 4B are waived to the extent such requirements are inconsistent with the prepayment terms described above.

        (C) The Company estimates that upon closing of the financing referred to herein, the Company will prepay $20,000,000 in principal and accrued interest on the 1995 Senior Notes and will pay $7,690,000 for the Make Whole Amount. The Company agrees to provide to Holder, on the date which is two Business days prior to the Financing Date, an Officer's Certificate setting forth in detail the calculation used in determining the outstanding principal, accrued interest and Make Whole Amount.

        2. Consent and Waiver. Holder hereby consents to the sale of substantially all of the





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Company's United States oil and gas properties under the terms of the Sale
Agreement. From and after December 31, 1995, Holder hereby waives any Default or Event of Default relating to Negative Covenants contained in Section 6 of the 1995 Note Agreement. Specifically, Holder waives compliance with the Current Ratio covenant required by Section 6(A)1 of the 1995 Note Agreement. The waivers described herein shall lapse and be of no further force and effect if for any reason the Financing Date shall not occur prior to June 30, 1996, or if the Senior Notes shall not have been prepaid on the Financing Date.

        3. Exclusivity. This Consent and Waiver is not and shall not be deemed to be a waiver of any other provisions of the 1995 Note Agreement except as specifically set forth in this Consent and Waiver. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the 1995 Note Agreement.

        4. GOVERNING LAW. THIS CONSENT AND WAIVER IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS).

        5. Counterparts. This Consent and Waiver may be executed simultaneously in two or more counterparts. Each of which shall be deemed an original, and it shall not be necessary in making proof of this Waiver to produce or account for more than one such counterpart.

        This Waiver is executed under seal as of the date first above written.


                                BENTON OIL AND GAS COMPANY


                                By:_______________________
                                 Title:  President


                                JOHN HANCOCK MUTUAL LIFE
                                   INSURANCE COMPANY


                                By:_______________________
                                 Title:  Investment Officer